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                                                                EXHIBIT 10(h)(4)



                        HOUSTON INDUSTRIES INCORPORATED
                           DEFERRED COMPENSATION PLAN

                  (As Established Effective September 1, 1985)


                                Third Amendment


                 Houston Industries Incorporated, a Texas corporation (the "Company"), having established the Houston Industries Incorporated Deferred Compensation Plan, effective September 1, 1985 (the "Plan"), and having reserved the right to amend the Plan under Section 7.1 thereof, does hereby amend Article V of the Plan by adding the following Section 5.7 thereto, effective June 2, 1993:

                 "5.7 Terminations Under the UFI Severance Program. (a) Prior to Early Retirement Date. Notwithstanding any other provision of the Plan to the contrary, if the employment of a Participant is terminated under the Utility Fuels, Inc. severance program, on or after July 26, 1993, and prior to the first day of the month coincident with or next following the Participant's sixtieth (60th) birthday, a Normal Retirement Distribution as described in Section 5.1 shall not be made, but the Employer (i) shall pay the Participant the sum or sums of Compensation actually deferred, with interest thereon, compounded annually, at the applicable interest rate specified in the Participant's agreement for each Participation Year, from the Commencement Date through the date of payment, (ii) shall pay such amount in a lump sum within ninety-five (95) days following the date of Participant's termination of employment or as soon as practicable thereafter (or, if a Participant is designated to receive installment payments as determined in the sole discretion of the Chief Operating Officer of the Company, shall pay such amount in fifteen (15) annual installment payments, in accordance with Section 5.1(b) above, commencing the month following the month in which such designated Participant terminates employment and payable thereafter in that same month in each remaining year), and
                 (iii) shall not make any equal annual installments to such Participant after the date of termination.





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                 (b) After Early Retirement Date.  If the employment of a
                 Participant is terminated as described in (a) above but after the first day of the month coincident with or next following the Participant's sixtieth (60th) birthday, distributions (including the equal annual installments) shall be made as otherwise provided in this Article V.

                 (c) Commutation. Any installment payments hereunder may be commuted as provided in Section 5.1(c)."

                 IN WITNESS WHEREOF, Houston Industries Incorporated has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute but one and the same instrument which may be sufficiently evidenced by any executed copy hereof, this 23rd day of November, 1993, but effective June 2, 1993.

                                        HOUSTON INDUSTRIES INCORPORATED



                                        By:    /s/ DON SYKORA



ATTEST:


 /s/ GRETCHEN H. DENUM
Assistant Corporate Secretary